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                                                                     EXHIBIT 5.1

                           WINSTEAD SECHREST & MINICK
                             5400 RENAISSANCE TOWER
                                1201 ELM STREET
                            DALLAS, TEXAS 75270-2199

                                                     Direct Dial: (214) 745-5255

                                                              drice@winstead.com



                                 April 16, 1997


Tracor, Inc.
6500 Tracor Lane
Austin, Texas 78725

  Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Tracor, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the issuance of up to $250,000,000 aggregate principal of the Company's 8 1/2% Senior Subordinated Notes due 2007 (the "Securities") pursuant to the Registration Statement.

     In this capacity, we have examined the Company's charter and bylaws, the proceedings of the Board of Directors of the Company relating to the issuance of the Securities, the indenture under which the Securities are to be issued (the "Indenture") and such other statutes, certificates, instruments and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     Based upon the foregoing, we are of the opinion that the Securities to be issued by the Company pursuant to the Registration Statement have been duly authorized and, when issued as contemplated in the Registration Statement and in accordance with the terms of the Indenture, the Securities will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, (ii) public policy considerations and (iii) general equitable principles with respect to enforceability (whether enforcement is sought in a proceeding at law or in equity).

     The opinion expressed herein is as of the date hereof and is based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligations to advise you of any change with respect to any matter set forth herein. To the extent that the opinion set forth herein is governed by laws other than the federal laws of the United States, our opinion is based solely upon our review of the General Corporation Law of the State of Delaware and upon certificates from public officials or governmental offices of such state. We express no opinion as to any matter other than as expressly set forth herein, and no opinion is to, or may, be inferred or implied herefrom.
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and the reference to us under the heading "Legal Matters" in the Prospectus contained therein. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            WINSTEAD SECHREST & MINICK P.C.

                                            By:      /s/ DARREL A. RICE
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